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                      April 4, 2023

       Benjamin Lamb
       Chief Financial Officer
       EnLink Midstream, LLC
       1722 Routh St., Suite 1300
       Dallas, Texas 75201

                                                        Re: EnLink Midstream,
LLC
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 15,
2023
                                                            File No. 001-36336

       Dear Benjamin Lamb:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation